Exhibit 10.1

AGREEMENT

AGREEMENT made this 21st day of May, 2004 (hereinafter referred to as the “Agreement”), by and between Sim Fass, an individual residing at  8 Hamlin Road, Edison, New Jersey 08817 (hereinafter referred to as “Executive” or “Dr. Fass”), and Savient Pharmaceuticals, Inc., a Delaware corporation (formerly known as Bio-Technology General Corp.) with an office at One Tower Center, 14th Floor, East Brunswick, New Jersey 08816 (hereinafter referred to as “Savient” or the “Company”).

W I T N E S S E T H :

WHEREAS, Executive has been an executive officer of the Company since August 1983 and the Chief Executive Officer of the Company since May 1984;

WHEREAS, Executive and the Company are party to an employment agreement dated January 1, 2002 (the “Employment Agreement”);

WHEREAS, Executive now desires to retire from all positions with the Company and to end his employment relationship with the Company effective upon the conclusion of the Company’s 2004 Annual Meeting of Stockholders;

WHEREAS, the Company, in recognition of the services provided by Executive to the Company since August 1983, desires to provide Executive with certain retirement benefits.

NOW, THEREFORE, in consideration of the promises and of the representations, agreements and obligations herein contained, the parties hereto agree as follows:

1.             Executive hereby retires as Chairman of the Board and Chief Executive Officer of the Company effective upon the conclusion of the Company’s 2004 Annual Meeting of Stockholders (the “Retirement Date”) and the Employment Agreement shall be terminated and no longer be of any force or effect as of the Retirement Date, and effective as of the Retirement Date, Executive shall have no further rights under the Employment Agreement other than for the payment of accrued but unpaid salary, payment for accrued but unused vacation days and reimbursement of expenses in accordance with Article VI of the Employment Agreement through the Retirement Date.  Effective as of the Retirement Date, Executive hereby resigns as an officer and director of Bio-Technology General (Israel) Ltd., Acacia Biopharma Ltd., Rosemont Pharmaceuticals Limited and Myelos Corporation.

2.             In recognition of Executive’s services to the Company since August 1983, the Company agrees to pay Executive a special retirement award of $1,928,000 (the “Retirement Payment”).  The Retirement Payment shall be paid in cash to Executive in equal bi-weekly installments, less any applicable tax withholding, over a period of thirty months. Such payments shall be made on the same dates that the Company pays its employees, commencing on the first such date following the Retirement Date.  Executive may elect, upon written notice to the Company given at least twenty (20) days prior to the Retirement Date, to have the Retirement Payment paid in a lump sum, in which event (i) all but $723,000 of the Retirement Payment shall be discounted at the rate of 7.5% per annum, (ii) all but $50,000 of such discounted amount (less applicable tax withholding) shall be paid on the first payroll date following the Retirement Date and (iii) $50,000 of the Retirement Payment (less applicable tax withholding) shall be paid on the first anniversary of the Retirement Date as long as Executive has not violated the provisions of paragraphs 8 and 9 hereof.

3.             The Company shall provide to Executive a continuation of the welfare benefits of health care, life and accidental death and dismemberment insurance coverage (or if continuation under the Company’s then current plans is not allowed, then provision at the Company’s expense, but subject to payment by Executive of those payments which Executive would have been obligated to make under the Company’s then current plan, of substantially similar welfare benefits from one or more third party providers) for a period of thirty (30) months after the Retirement Date (the “Post-Retirement Period”).  These benefits shall be provided to Executive at the same coverage level as in effect as of the Retirement Date, and at the same premium cost to Executive which was paid by Executive at the time such benefits were provided.  However, in the event the premium cost and/or level of coverage shall change for all employees of the Company, or for management employees with respect to supplemental benefits, the cost and/or coverage level, likewise, shall change for Executive in a corresponding manner.  The continuation of these welfare benefits shall be discontinued if, prior to the expiration of the Post-Retirement Period, Executive has available substantially similar benefits at a comparable cost to Executive from a subsequent employer, as determined by the Compensation Committee of the Company’s Board of Directors (or, in the event the Compensation Committee ceases to exist, the Board of Directors).  Executive covenants that he will promptly notify the Company if he becomes eligible for health care, life and/or accidental death and dismemberment insurance coverage from another employer.  The continuation of healthcare coverage provided to Executive and his dependents pursuant to this paragraph 3 is being provided as an alternative to continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).  Executive acknowledges and agrees that he and his dependents shall have no right to continuation coverage under COBRA following the cessation of such alternative coverage.

4.             Executive shall be entitled to 53.0% of any target bonus he would have earned under the Company’s bonus program if he had remained an employee through the end of 2004.  The parties acknowledge that under the Company’s bonus program Executive’s target bonus is 60% of his 2004 base salary if the targets established by the Compensation Committee are met.  The determination of Executive’s bonus pursuant to this paragraph will be based on the same revenue, EPS and strategic targets established for all senior executives of the Company, as well as on the individual goals for Executive previously established by the Compensation Committee, it being understood that the Compensation Committee has discretion to make changes to the bonus calculations based on their view of overall corporate performance.  Executive acknowledges and understands that there is no assurance that any bonus will be earned under the bonus program.  All other outstanding long-term incentive awards shall be subject to the treatment provided under the applicable long-term incentive plan of the Company and all other benefits to which Executive has a vested right at the Retirement Date, according to the provisions of the governing plan or program.

5.             Executive agrees that as of the Retirement Date, he will have returned all property of the Company, including but not limited to, any computers (other than the computers located at Executive’s homes which Executive shall be entitled to retain), blackberry devices, telephones, documents, books, records (whether in electronic format or hard copy), reports, files, correspondence, notebooks, manuals, notes, specifications, mailing lists, credit cards and data in his possession or control.  Notwithstanding the foregoing, Executive shall have the right remove from the Company’s premises the works of art and other personal items that Executive owns.  Executive shall also have the right to continue to use the car leased for him in the United States until the end of the lease term in June 30, 2005, it being agreed that the Company shall continue to make the lease payments but Executive shall be responsible for all other costs associated with the car, including maintaining insurance on the vehicle and the cost of repairs.  Within thirty (30) days prior to the expiration of the lease term for such car, Executive shall provide notice to the Company of his intention to either purchase the car with his own funds or return the car to its lessor upon the expiration of the lease.  The Company agrees to transfer to Executive the car provided to him in Israel, provided, however, that Executive shall be responsible for any taxes incurred in connection with the transfer of title and ownership from the Company to Executive.

6.             Executive shall not make any statements, either directly or through other persons or entities, which are disparaging to the Company or any of its affiliates, management, officers, directors, services, products, operations, prospects or other matters relating to the Company’s businesses now or in the future.  The Company, and its officers and directors shall not make any statements, either directly or through other persons or entities, which are disparaging to Executive now or in the future.  The parties agree that a breach of the provisions of this paragraph 6 shall constitute a material breach of the Agreement.

7.             Executive recognizes that he had access to and knowledge of confidential and proprietary information of the Company and its subsidiaries (collectively, the “Savient Group”) that is essential to the performance of his duties.  Executive agrees that he will not, in whole or in part, disclose such information to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever, nor shall he make use of any such information for his own purposes, so long as such information has not otherwise been disclosed to the public or is not otherwise in the public domain except as required by law or pursuant to administrative or legal process.  The parties agree that a breach of the provisions of this paragraph 7 shall constitute a material breach of the Agreement.

8.             For a period of twelve (12) months following the Retirement Date, Executive agrees not to actively solicit any employee of the Savient Group to terminate his or her employment with any member of the Savient Group or to interfere in a similar manner with the business of the Savient Group.  The parties agree that a breach of the provisions of this paragraph 8 shall constitute a material breach of the Agreement.

9.             For a period of twelve (12) months following the Retirement Date, Executive will not:  (a) directly or indirectly own any equity or proprietary interest in (except for ownership of shares in a publicly traded company not exceeding three percent (3%) of any class of outstanding securities), or be an employee, agent, director, advisor, or consultant to or for any competitor of the Savient Group, whether on his own behalf or on behalf of any person; or (b) undertake any action to induce or cause any customer or client to discontinue any part of its business with any member of the Savient Group.  The parties agree that a breach of the provisions of this paragraph 9 shall constitute a material breach of the Agreement.  The Company and Executive agree that $200,000 of the Retirement Payment is allocated to Executive’s agreement under this paragraph 9.

10.           Executive agrees that he will cooperate with the Company following the Retirement Date by making himself reasonably available to testify on behalf of the Company or any subsidiary or affiliate of the Company in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to reasonably assist the Company or any such subsidiary or affiliate in any such action, suit, or proceeding by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company or any such subsidiary or affiliate, as reasonably requested; provided, however, that the same does not materially interfere with his then current professional activities.  The Company will reimburse Executive for all out-of-pocket expenses reasonably incurred by him in connection with his provision of testimony or assistance; provided that if Executive is required to provide testimony or assistance (other than in any proceeding in which Executive is a named party) at any time after January 12, 2007, and at such time Executive is not serving as a director of the Company, the Company will pay Executive a per diem of $1,850 (pro rated to the extent less than a full day).  The parties agree that a beach of the provisions of this paragraph 10 shall constitute a material breach of this Agreement.

11.           Nothing in this Agreement shall effect the Company’s obligation to indemnify and hold harmless Executive to the extent provided in the Company’s Certificate of Incorporation and Bylaws in effect on the date hereof or as required by that certain Indemnification Agreement, dated May 13, 1987, between the Company (formerly known as Bio-Technology General Corp.) and Executive.

12.           The Company and Executive agree that Executive will be included in management’s slate of nominees for election as a director at the 2004 Annual Meeting of Stockholders.

13.           Executive acknowledges and agrees that damages in an action at law for breach of any of the provisions of paragraphs 6, 7, 8, 9 and 10 will be difficult to determine and will not afford a full and adequate remedy and, therefore, agrees that the Company, in addition to seeking damages in an action at law, may seek specific performance and such equitable or other remedies as may be available for breach of these paragraphs, including, without limitation, the issuance of a temporary or permanent injunction, without the necessity of a bond.

14.           Executive represents that he has no cause of action or other claim against the Company, other than a claim for indemnification as described in paragraph 11 above.  Executive represents that he has been represented by an attorney of his choice regarding the terms of this Agreement

15.           Any notice to be given hereunder shall be in writing and shall be deemed given when mailed by certified mail, return receipt requested, addressed as follows:

To Dr. Fass at:	8 Hamlin Road
Edison, New Jersey 08817

With a copy to:	Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022
Mark Brossman, Esq.

To the Company at:	Savient Pharmaceuticals, Inc.
One Tower Center, 14th Floor
East Brunswick, New Jersey
Attention: Chief Executive Officer

With a copy to:	Fulbright & Jaworski L.L.P.
666 Fifth Avenue
New York, New York 10103
Attention: Roy L. Goldman, Esq.

or at such other address as may be indicated in writing by any party to the other parties in the manner provided herein for giving notice.

16.           In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

17.           The Company shall withhold from any benefits payable under this Agreement all federal, state, local or other taxes as may be required pursuant to any law or governmental regulation or ruling.

18.           With the exception of the Company’s willful material breach of its payment obligations under paragraphs 2, 3 and 4 of this Agreement (provided, however, that no such breach shall be deemed to have occurred until Executive has provided the Company’s Board of Directors with written notice of such breach and a reasonable opportunity for cure), which breach if not cured after notice as provided above shall constitute a material breach of the Agreement, the covenants contained in paragraphs 6, 7, 8, 9 and 10 hereof are independent of any other contractual obligations in this Agreement or otherwise owed by the Company to Executive. Except as provided in this paragraph, the existence of any claim or cause of action by Executive against the Company, whether based on this Agreement or  otherwise, shall not create a defense to the enforcement by the Company of any restrictive covenant contained herein.

19.           This Agreement shall be construed in accordance with, and be governed by the substantive laws of the State of New Jersey, without giving effect to any principles of conflicts of law.

20.           Each of the parties agrees to do and perform or cause to be done and performed all further acts and shall execute and deliver all other documents necessary on its part to carry out the intent and accomplish the purposes of this Agreement and the transaction contemplated hereby.

21.           The Company shall reimburse Executive up to an aggregate of $15,000 for legal and tax consultation fees and expenses incurred by Executive in connection with the negotiation and execution of this Agreement.

22.           All rights that Executive has under any option agreement shall continue after the Retirement Date in accordance with the terms of such agreement.

23.           This Agreement shall be binding upon the Company and its successors and assigns and shall inure to the benefit of Executive and his spouse, heirs, successors, assigns, executors, personal representatives, or other legal representatives.

24.           In the event of Executive’s death, the Company shall pay to Executive’s estate or legal representative any unpaid amounts set forth in paragraphs 2 and 4 of this Agreement, and allow his dependents to continue to receive the health care benefits set forth in paragraph 3 that they were receiving prior to his death until the expiration of the Post-Retirement Period.

25.           This Agreement sets forth the entire agreement between the parties hereto concerning the subject matter hereof and may not be changed or terminated without the written consent of each of the parties.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have each executed this Agreement as of the date first written above.

SAVIENT PHARMACEUTICALS, INC.

By:	/s/ Christopher Clement
	Name:	Christopher Clement
	Title:	President and Chief Operating Officer

/s/ Sim Fass
Sim Fass